FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of  September 18, 2012, to the Distribution Agreement dated as of April 6, 2011, (the “Agreement”) is by and among Managed Portfolio Series , a Delaware statutory trust (the “Trust”) on behalf of its series, Tortoise MLP & Pipeline Fund, Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Tortoise Capital Advisors, L.L.C., (“the Advisor”).

WHEREAS, the parties to the Agreement desire to amend the fees of the Agreement, effective August 1, 2012, in the manner set forth herein;

NOW THEREFORE, pursuant to section 12 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold	By: /s/ James R. Schoenike

Name: James R. Arnold	Name: James R. Schoenike

Title: President	Title: President

TORTOISE CAPITAL ADVISORS, L.L.C.
(with respect to Section 6 only)

By:/s/ P. Bradley Adams

Title: Director of Financial Operations

9/2012	1

Amended Exhibit B to the Distribution Agreement – Managed Portfolio Series and Quasar Distributors, LLC
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES at August 1, 2012
Regulatory Distribution Annual Services
Annual base fee - $[…]per fund plus
[…]% ([…] basis point)
Note:  Default sales loads and distributor concession, if applicable, are paid to Quasar.
Advertising Compliance Review
▪ FINRA Filings
    − $[…]/job for the first 10 pages/minutes; $[…]per page or minute thereafter (includes FINRA filing fee).
▪ Non-FINRA filed materials ( e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.)
   − $[…]/job for the first 10 pages/minutes; $[…]per page/minute thereafter.
▪ FINRA Expedited Filing Service for 3 Day Turnaround
    − $[…]for the first 10 pages/minutes; $[…]per page/minute hereafter.
▪ Quasar Expedited Review Service for 24 Hour Turnaround
    − $[…]for the first 10 pages/minutes; $[…]per page/minute thereafter, plus FINRA filing fee

Licensing of Investment Advisor’s Staff (optional)
▪ Sponsorship of the following licenses: Series, 6, 7, 24, 26, 27, 63, 66:  $[…]per rep per year
▪ FINRA designated branch location:  $[…]per year
▪ Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets
▪ Design - $[…]/fact sheet, includes first production
▪ Production - $[…]/fact sheet per production period

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪ Typesetting, printing and distribution of prospectuses, shareholder reports & fact sheets
▪ Production, printing, distribution, and placement of advertising, sales literature, and materials
▪ Web sites, third-party data provider costs, brochures, and other sales support materials
▪ Engagement of designers, free-lance writers, and public relations firms
▪ Long-distance telephone lines, services, and charges
▪ Postage, overnight delivery charges
▪ FINRA registration fees (including late U5 charges, if applicable)
▪ Record retention
▪ Travel, lodging, and meals

Fees are billed monthly.

Advisor’s signature below acknowledges approval of the fee schedule on this Amended Exhibit B.

Tortoise Capital Advisors, L.L.C

By: /s/ P. Bradley Adams                         Date:9/18/2012

Name: P. Bradley Adams                         Title: Director of Financial Operations

9/2012	2